Exhibit 10.15
_____________________________

EMPLOYMENT AGREEMENT

by and between

ROBERT J. BEAN

and

TRANSNETYX HOLDING CORP., TRANSNETYX, INC.
and HARMONYX DIAGNOSTICS, INC.

This Employment Agreement is entered into effective as of the 18th day of October, 2013 (“Effective Date”), by and between Transnetyx Holding Corp., a Delaware corporation (“Holdings”), Transnetyx, Inc., a Tennessee corporation and wholly-owned subsidiary of Holdings (“Transnetyx”), Harmonyx Diagnostics, Inc. (“Harmonyx”) and Robert J. Bean (“Executive”).  Holdings, Transnetyx and Harmonyx may be referred to collectively as “Employer.”

WHEREAS, Employer believes that the continued services of Executive will be of substantial benefit to Employer and desires to assure itself of the continued availability of such services;

WHEREAS, Employer has entered into an Amended and Restated Merger and Share Exchange Agreement, by and among BGS Acquisition Corp., a British Virgin Islands business company with limited liability (“Parent”), BGS Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), BGS Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser (“Merger Sub”), Black Diamond Holdings LLC, a Colorado limited liability company (“BD Holdings”), Black Diamond Financial Group, LLC, a Delaware limited liability company, the manager of the BD Holdings and Employer, pursuant to which Employer will merge with and into Merger Sub with Merger Sub as the surviving corporation (the “Merger”);

WHEREAS, Executive desires to continue employment with Employer on the terms and subject to the conditions hereinafter stated.

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration as herein recited, the parties hereto agree as follows:

1.             Employment; Term.  Executive shall serve as the Chief Executive Officer of Holdings, Transnetyx and Harmonyx, as more fully described herein.  Additionally, Executive shall serve as (i) a director of Transnetyx and Harmonyx and, (ii) if nominated by the Nominating and Corporate Governance Committee of the Board of Holdings and elected by the Shareholders of Holdings, a director of Holdings.  The principal place of employment will be within a 50-mile radius of Cordova, Tennessee.

The initial term of this Agreement shall begin as of the Effective Date and (subject to earlier termination pursuant to the terms of this Agreement) shall terminate on December 31, 2016 (the “Initial Term”).  Upon the expiration of the Initial Term, the term of this Agreement shall be automatically renewed annually for successive terms of one (1) year (each, a “Renewal Term”), unless either party notifies the other party in writing of the non-renewal of this Agreement at least one hundred twenty (120) days prior to the expiration of the Initial Term or any Renewal Term thereafter.

2.             Duties and Responsibilities.  As the Chief Executive Officer of Holdings, Transnetyx and Harmonyx, Executive shall report directly to the Board of Directors of Employer (“Board of Directors”).  Executive shall be the chief executive officer responsible for the business and management of Holdings, Transnetyx and Harmonyx and shall perform such duties and responsibilities as may from time to time be determined by the Board of Directors.  Executive shall be a full-time employee of Employer and shall exert his best efforts and devote substantially all of his time and attention to the affairs of Employer.  Executive shall cooperate fully with Employer’s officers and employees in conjunction with their efforts to develop, commercialize and market Employer products.

3.             Compensation.  Employer shall pay to Executive for his services hereunder the following compensation:

(a)           Base Compensation. Executive’s annual base salary shall be Two Hundred Seventy-Five Thousand Dollars ($275,000.00) payable by Employer in accordance with Employer’s payroll procedures (“Base Compensation”).  Executive shall also be eligible to participate in the Annual Incentive Bonus Plan described in Section 3(b)(i).  Executive’s Base Compensation may be increased from time to time by the Board of Directors.

(b)           Additional Compensation.

(i)          Annual Incentive Bonus Plan.  Executive shall be eligible to receive annual incentive bonuses (“Incentive Bonus”) for the Initial Term hereof and for each Renewal Term thereafter.  The Incentive Bonus for the Initial Term hereof shall be pursuant to Employer’s 2013 Annual Incentive Bonus Plan, as approved by the Employer’s Board of Directors.  The Incentive Bonus for each Renewal Term hereof shall be in accordance with Employer’s Annual Incentive Bonus Plan adopted for such Renewal Term, which shall be established by the Employer’s Board of Directors on or before the date of the Annual Meeting of the Stockholders of Holdings occurring during such Renewal Term.  The 2013 Annual Incentive Bonus Plan and Employer’s Annual Incentive Bonus Plan for any Renewal Term are referred to herein as the “Plan.”

(ii)         Term Life Insurance.  Throughout the Initial Term and renewal term of this Agreement, Company shall provide Employee life insurance equal to Two Million Dollars ($2,000,000.00) subject to Employee’s insurability at standard risk assessments for persons of Employee’s age.  The proceeds of such life insurance shall be payable to Employee’s wife, Elizabeth O. Bean or to another beneficiary as designated by Employee.

4.             General Executive Benefits.  During the term of this Agreement, Executive shall be entitled to any equity incentive, general retirement, profit sharing, health and dental insurance,  long-term disability insurance, salary continuation, hospital or other plans which may now be in effect or which may hereafter be adopted (“Employee Benefits”), it being understood that Executive shall have the same rights and privileges as other senior executive employees of Employer, except to the extent that such rights and privileges conflict with, or duplicate, the benefits provided to Executive under this Agreement.

5.             Business Expenses.  During the term of this Agreement, Employer will reimburse Executive for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by Executive of receipts and other documentation in conformance with Employer’s normal procedures, and in accordance with applicable United States Treasury Regulations.  The Employer shall provide the appropriate forms to Executive to allow him to adequately substantiate and account for such business expenses.

6.             Vacation.  During the term of this Agreement, Executive shall be entitled to paid four (4) weeks’ vacation, paid holidays and sick leave in accordance with Employer’s standard policies, as may be amended from time to time.  If there is a conflict between Holdings and Transnetyx and/or Harmonyx policies, then Holdings’ policies shall control and be followed.

7.             Termination.

(a)           Termination for Cause.   Notwithstanding any other provisions of this Agreement, Employer may, at any time, without prior notice, discharge the Executive “For Cause.”  For purposes of this Agreement, “For Cause” shall mean the occurrence of any one of the following events:

(i)          any illegal or dishonest conduct which materially and adversely affects the reputation, goodwill, or business position of Employer or which involves Employer funds or assets; or

(ii)         any reckless or intentional material damage to property or business of Employer; or

(iii)        any material failure to follow procedures, directives or policies of the Board of Directors of Employer, which has not been cured within thirty (30) days (or if such failure cannot be cured within thirty (30) days, the Executive has not commenced and is not diligently pursuing such cure) after written notice of such material failure is delivered to Executive; or

(iv)        theft, embezzlement or misappropriation of Employer property; or

(v)         any material breach by Executive of the terms of this Agreement which has not been cured within thirty (30) days (or if the breach cannot be cured within thirty (30) days, the Executive has not commenced and is not diligently pursuing such cure) after written notice of material breach is delivered to Executive.

Termination pursuant to this Section 7(a) shall result in Executive’s immediate forfeiture of all rights and privileges under this Agreement, excluding accrued Base Compensation and vacation and any awarded but unpaid Incentive Bonuses, allowing for deduction or set-off of any amounts owed to Employer by Executive, with respect to which Executive has previously agreed in writing that set-off is permissible.  Payment of any amounts due to Executive under this Section 7(a) must be paid (unless otherwise set forth herein) no later than thirty (30) days following the date of termination of Executive’s employment.

(b)           Termination for Good Reason; Termination Without Cause.

(i)          For purposes of this Agreement, the following definitions shall apply:

(A)           “Termination For Good Reason” means the termination of Executive’s employment with the Employer by Executive within twelve (12) months of the occurrence of any one of the following events:

(1)           a material change in Executive’s responsibilities and duties by the Board of Directors of Employer, excluding however reasons For Cause, it being understood that a change in job title or reporting lines will not alone qualify as Good Reason;

(2)           the failure of Employer to pay Executive a material portion of his Base Compensation or any other compensation that is to be paid to Executive;

(3)           Employer’s material breach of any material term of this Agreement; or

(4)          Executive is directed by the Board of Directors to take any action that would, in the reasonable opinion of independent counsel with significant experience in corporate law, result in a breach of the Executive’s fiduciary duty to Employer or its shareholders.

(5)           a Constructive Termination which shall mean the actual termination of employment by Executive within forty-five (45) days of an occurrence of any one of the following actions without Executive’s expressed prior written approval: (a) any material reduction of Executive’s Base Compensation which (i) is not part of a general, Board approved, salary reduction applicable to all key employees or (ii) exceeds twenty-five percent (25%) of his Base Compensation in any one year period or 30% of his Base Compensation in any two-year period; or (b) any material reduction in Executive’s Employee Benefits that is not part of a general, Board-approved, plan reducing Employee Benefits.

In the cases set forth above in subparagraphs (1) through (3), the Executive must notify the Employer, within ninety (90) days of the date of occurrence of one of the events specified above, that such event has occurred and the Employer shall then have thirty (30) calendar days to remedy the situation.

(B)           “Termination Without Cause” means the termination of Executive’s employment by Employer for any reason other than (1) For Cause, or (2) termination due to Executive’s death or disability pursuant to Section 7(d) hereof.

(ii)         Employer may terminate Executive “Without Cause” by delivering to Executive written notice of such termination, and Executive may terminate this Agreement for “Good Reason” upon written notice.  In the event Executive’s employment is terminated Without Cause by Employer or for Good Reason by Executive, or if this Agreement is not renewed by Employer at the end of the Initial Term or any Renewal Term, Employer shall pay to Executive the sum of: (1) an amount equal to Base Compensation multiplied by 2.00; plus (2) accrued vacation; plus (3) any awarded but unpaid Incentive Bonuses for the prior calendar year; plus (4) Employee Benefits through the end of the Initial Term or any Renewal Term, whichever is applicable, and for twelve (12) additional months thereafter (collectively, the “Severance Benefits”).

Payment of the Severance Benefits shall be conditioned on Executive executing a general release in the form attached hereto as Exhibit A (the “Release”) in favor of Employer within fifteen (15) days of the date of termination of Executive.  The parties acknowledge that the Release will be revocable for seven (7) days after it is delivered, as described in more detail therein.  The Severance Benefits shall be paid ratably over a period of 24 months in accordance with Employer’s standard payroll practices; provided, that for purposes of this Section 7(b), Executive’s date of termination shall be the date Executive incurs a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code and the regulations and administrative guidance issued thereunder.  All of the Severance Benefits payable, other than health coverage, must be paid or reimbursed no later than the 24 month anniversary of the termination of the Executive’s employment.  Nothing in this subsection 7(b)(ii) shall be construed or deemed to supersede any Severance Benefits or to reduce or limit Severance Benefits otherwise payable to Executive upon termination, provided that no duplication of any Severance Benefits shall occur as a result hereof.

(c)           Resignation.  Executive may resign by giving Employer thirty (30) days written notice of his intent to resign.  Upon resignation, Executive shall have no claim to any future payments under the terms of this Agreement, excluding accrued Base Compensation, accrued vacation and any awarded but unpaid Incentive (or other) Bonus, allowing for deduction or set-off of any amounts owed to Employer by Executive hereunder, with respect to which Executive has agreed in writing that set-off is permissible.  All amounts payable under this Section 7(c) must be paid within thirty (30) days following the date of termination of the Executive’s employment.

(d)           Termination Because of Death or Disability.  This Agreement shall be terminated because of Executive’s death or disability.  For the purposes of this Section 7(d), Executive is deemed disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.  In the event that this Agreement is terminated due to death or disability of Executive, Employer shall pay to Executive the Severance Benefits described in Section 7(b)(ii) hereof.

(e)           Specified Employee.  Notwithstanding any provision set forth in this Agreement to the contrary, if the Executive is considered a “specified employee” at the time of his termination of employment that creates a “separation from service,” as that term is defined in Treasury Regulations § 1.409A-1(h), then while the Executive is a specified employee no distributions of compensation shall be made to the Executive during the first six (6) months following his separation from service, unless the Executive dies after his separation from service.  During the six (6) month period of time the amounts otherwise payable shall be accumulated and paid to the Executive in a lump-sum payment on the first (1st) day of the seventh (7th) month following the separation from service.  The compensation held by the Employer may not be assigned by the Executive or made available to his creditors.

(f)           Resignation from Board of Directors.  Upon cessation of Executive’s employment by Employer, for any reason or reasons, Executive shall immediately resign from the Board of Directors of Holdings, Transnetyx and Harmonyx, as applicable.

8.             Ownership Acknowledgment and Assignment.

(a)           For purposes of this Agreement the following definition shall apply:  “Work Product” means all conceptual, technological, operating, training, marketing or other ideas, processes, designs, developments, and materials, specifically including all inventions, discoveries, improvements, enhancements, computer programs, mask works, written or other materials in any way pertaining to the existing or contemplated business, products or services of Employer, that Executive may develop or conceive of while employed by Employer, alone or with others, during or after working hours, and with or without the use of the resources of Employer.  The determination of whether a Work Product exists should be made according to whether the development has any possible significance to Employer in Employer’s existing or contemplated business, regardless of whether it is technically eligible for protection under patent, copyright, mask work, trade secret law or other proprietary rights or intellectual property laws.

(b)           Executive acknowledges and agrees that all Work Product shall be considered made for hire by Executive for Employer and prepared within the scope of Executive’s employment for the ownership and benefit of Employer.  Executive agrees to make and maintain adequate and current tangible records of such Work Product.  Executive will promptly disclose all such Work Product to Employer and make available to Employer any work papers, models, diskettes, computer tapes, or other tangible incidents of such Work Product.  Executive specifically agrees that all copyrightable materials generated or developed under this Agreement shall be considered works made for hire under U.S. copyright law and that all such materials shall, upon creation, be owned exclusively by Employer.  To the extent that any such material, under applicable law, may not be considered works made for hire, Executive hereby assigns to Employer the ownership of copyright in such materials, without the necessity of any further consideration, and Employer shall be entitled to register and hold in its own name all copyrights in respect of such materials.  Executive agrees to assign to Employer in full any right Executive may acquire now or in the future with respect to any such Work Product.  Executive irrevocably waives and relinquishes any moral rights recognized by any applicable law in any Work Product.  Executive agrees to perform upon the request of Employer any acts that may be necessary or desirable to transfer ownership of all such Work Product to Employer or to establish original ownership of all such Work Product on the part of Employer, to the fullest extent possible.  Such obligations shall continue beyond the termination of Executive’s employment with respect to any Work Product authored, conceived, produced or made by Executive during the period of employment, and shall be binding upon Executive’s heirs, executors, administrators and other legal representatives.

(c)           When requested, Executive will:  (i) execute, acknowledge and deliver any requisite affidavits and documents of assignment and conveyance; (ii) obtain and aid in the enforcement of patents or copyrights with respect to any patentable or copyrightable Work Product in any country; (iii) provide testimony in connection with any proceeding affecting the right, title, or interest of Employer in any trade secret, patent, patent application, copyright, mask work or any other type of proprietary right covering any such Executive development; and (iv) perform any other acts deemed necessary or desirable by Employer to carry out the purposes of this Agreement.  Employer will reimburse Executive for any reasonable out-of-pocket expenses incurred at the request of Employer in the process of perfecting ownership by Employer of any Work Product or transferring ownership thereof to Employer.  To effectuate the terms of this Section 6(c), Executive hereby irrevocably constitutes and appoints Employer, with full power of substitution therein, as Executive’s true and lawful attorney-in-fact to exercise the rights assigned hereby.  This power of attorney is irrevocable and coupled with an interest and shall survive termination of Executive’s employment by Employer.

9.             Confidentiality and Non-Disclosure.

(a)           For purposes of this Agreement, the following definitions shall apply:  (i) “Trade Secret” means the whole or any portion or phase of any scientific, engineering or technical information, computer code, systems configurations, design, process, procedure, formula, coding or improvement that is valuable and secret (in the sense that it is not generally known to competitors and/or customers of Employer), including, but not limited to (1) customer lists, the special demands of particular customers, and the current and anticipated requirements of customers generally for the products of Employer; (2) the specifications of any existing or new products under development, and (3) special or unique arrangements with any suppliers or other contractors; and (ii) “Confidential Information” means any data or information, other than Trade Secrets, which is disclosed to Executive or known by Executive as a consequence of, or through, Executive’s employment by Employer or as a consequence of Executive being a member of the Board of Directors (including information conceived, discovered, originated or developed in whole or in part by the Executive) and not generally known by the public.  Without limiting the generality of the foregoing, Confidential Information includes (without limitation):  (i) the sales records, profits and performance reports, pricing manuals, sales manuals, training manuals, selling and pricing procedures and financing methods of Employer; (ii) the business plans and internal financial statements and projections of Employer; (iii) the identity of Holdings shareholders or any other information regarding Holdings shareholders; and (iv) any information identified as secret or confidential, or which, from the circumstances in good faith and good conscience ought to be treated as confidential, relating to the business or affairs of Employer.

(b)           Executive acknowledges that upon his employment with Employer, and during the course of such employment, Employer will disclose to Executive, Executive will have access to, and Executive will create certain Confidential Information and Trade Secrets of Employer.  Executive acknowledges that all such Trade Secrets and Confidential Information are, and at all times shall remain, the property of Employer.  During Executive’s employment by Employer and for a period of two (2) years following the termination of Executive’s employment, Executive agrees to hold such Trade Secrets and Confidential Information in confidence and further agrees not, except to the extent specifically required by Executive’s assigned duties for Employer, directly or indirectly, to use, disseminate, disclose, or permit any person to obtain any Trade Secrets or Confidential Information of Employer (whether or not in written or tangible form), except as specifically authorized in advance and in writing by Employer.  Executive further agrees to safeguard and maintain on Employer premises, to the extent possible in the performance of Executive’s assigned duties for Employer, all information, documents or other items that contain or embody Trade Secrets or Confidential Information.  Trade Secrets or Confidential Information shall not include any portions thereof furnished or otherwise made available by Executive which:

(i)          are or become generally available to the public other than as a result of any breach of this Agreement by the Executive and which Executive reasonably believes was not and is not violating an obligation of confidentiality to the Employer; and

(ii)         are or become available to Executive on a non-confidential basis other than from the Employer or a person known by the Executive to be bound by a confidentiality obligation or otherwise bound by a duty of confidentiality.

(c)           In addition, and without any intention of limiting Executive’s other obligations under this Agreement in any way, Executive will not reveal any nonpublic information concerning the business, services or the proprietary products and processes of Employer (particularly those under current development or improvement), unless Executive has obtained approval from Employer in advance.  In that connection, Executive will submit to Employer for review any proposed article, paper or other discussion, explanation or description relating to the work done for Employer before they are released or delivered to the public.  Employer has the right to disapprove and prohibit, or delete any parts of, such articles, papers, discussions, explanations or descriptions that might disclose Employer’s Trade Secrets or Confidential Information or otherwise be contrary to Employer’s business interests.

10.           Non-Competition, Non-Solicitation.  In consideration for the compensation as set forth in Section 3 above and Employer’s offer of continued employment to Executive, during the term of this Agreement and for a period of two (2) years following the termination of this Agreement for any reason, including the non-renewal by Employer at the end of the Initial Term or any Renewal Term, Executive covenants and agrees that he will not, without the express approval of the Board of Directors, (i) directly or indirectly, solicit or influence or attempt to solicit or influence any current or prospective customer, client, vendor, supplier or employee of Employer to divert their business to anyone other than Employer or otherwise terminate his or its relationship with Employer for any purpose or no purpose; (ii) engage in any business directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity, that is competitive within specific markets, product offerings or lines, functionality, and geographic presence with the business of Employer as of the date of termination of employment or otherwise substantially injurious to Employer’s financial interests; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity if Executive (a) is not a controlling person with respect to such entity and (b) does not, directly or indirectly, own five percent (5%) or more of any class of the securities of such entity; (iii) become employed by any material supplier, customer, investor or joint venture partner of Employer; or (iv) solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was an employee of the Employer at the time of the termination of this Agreement for any reason; or (v) induce or attempt to induce any employee of the Employer to terminate such employment.  Executive agrees that the scope and duration of the restrictions set forth in this Section 10 are reasonable, limited and necessary to protect Employer’s legitimate business interest and, in light of the sensitive nature of Employer’s interests, the restrictions will not impose any undue hardship on Executive.

11.           Return of Materials.  Upon the request of Employer and, in any event, upon the termination of Executive’s employment, Executive must return to Employer and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of the Employer or Executive’s assigned duties for Employer (including all copies of such materials).  Executive must also return to Employer and leave at its disposal all materials involving any Trade Secrets or Confidential Information of Employer.  This Section 11 applies to all materials made or compiled by Executive, as well as to all materials furnished to Executive by Employer or anyone else in connection with Executive’s employment by Employer.

12.           Injunctive Relief.  Executive agrees that if he breaches, in any material respect, any warranty or any provision of this Agreement relating to confidentiality or ownership, the injury to Employer from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach.  Accordingly, Executive agrees that if he breaches, in any material respect, any warranty or any provision of this Agreement relating to confidentiality or ownership, Employer shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate order to restrain any continuation of such breach by Executive without having to show or prove any actual or monetary damages, and that such injunction or other appropriate order be issued without the requirement that Employer post any bond.

13.           Survival.  Notwithstanding the termination of this Agreement by Executive or Employer for any reason, the provisions and obligations of Executive of Sections 8, 9, 10, 11, 12 and 24 shall survive such termination as if this Agreement remained in full force and effect, and no such termination shall terminate the covenants and obligations stated in Sections 8, 9, 10, 11, 12 and 24 hereof.

14.           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

15.           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:"

If to Employer: Transnetyx Holding Corp. 8110 Cordova Rd., Suite 119 Cordova, TN 38016 Attn: Chairman of the Board of Directors	Copy to: Butler, Snow, O’Mara, Stevens & Cannada, PLLC 6075 Poplar Avenue, Suite 500 Memphis, TN 38119 Attn: Joey Dudek
If to the Executive: Robert J. Bean

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above, using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient.  Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

16.           Severability; Blue Penciling. If any court determines that any provision of this Agreement is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof,  such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

17.           Amendments.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Employer and Executive.

18.           Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

19.           Reasonable Restrictions; Review.  Executive acknowledges that the scope of prohibited activities, remedies, and time duration of the provisions of this Agreement are reasonable, and are no broader than are necessary to maintain the confidentiality of the Trade Secrets, Confidential Information and the goodwill associated with the business of Employer.  Executive acknowledges that he has read and understood the provisions of this Agreement, has been given an opportunity for his legal counsel to review this Agreement, and has received a copy of this Agreement.

20.           Entire Contract.  This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and replaces all other agreements, conditions or representations, oral or written, express or implied, concerning the subject matter, including, without limitation, any term sheets or previous employment agreements between the parties.  This Agreement may be amended only in a writing signed by both parties.

21.           Non-Waiver.  A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

22.           Assignment; Binding Effect.  Employer may assign its interest under this Agreement to any of its subsidiaries, affiliates, successors or other assigns.  The obligation and covenants of Executive hereunder are personal and may not be assigned, but shall be binding upon Executive’s heirs, executors, administrators and other legal representatives.  The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective permitted successors and assigns, specifically including Merger Sub upon the closing of the Merger.

23.           Governing Law; Dispute Resolution.  This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without giving effect to any choice or conflict of law provisions or rules (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.  Except for an action exclusively seeking injunctive relief, any disagreement claim or controversy arising under or in connection with this Agreement, Executive’s employment or termination of employment with Employer shall be settled exclusively by arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Rules”), provided that, the arbitrator shall allow for discovery sufficient to adequately arbitrate any statutory claims, including access to essential documents and witnesses; provided further, that the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law.  The arbitration shall take place in Memphis, Tennessee.  The award of the arbitrator with respect to such disagreement, claim or controversy shall be in writing with sufficient explanation to allow for such meaningful judicial review as permitted by law, and that such decision shall be enforceable in any court of competent jurisdiction and shall be binding on the parties hereto. The remedies available in arbitration shall be identical to those allowed at law.  The arbitrator shall be entitled to award reasonable attorneys’ fees to the prevailing party in any arbitration or judicial action under this Agreement, consistent with applicable law.  Absent such an award, Employer and Executive each shall pay its or his own attorneys’ fees and costs in any such arbitration, provided that, Employer shall pay for any costs, including the arbitrator’s fee, that Executive would not have otherwise incurred if the dispute were adjudicated in a court of law, rather than through arbitration.

24.           Indemnity.  In performing his duties as an officer, employee or agent of Holdings, Transnetyx or Harmonyx hereunder, Executive shall be entitled to all indemnities provided to officers or employees pursuant to the Certificate of Incorporation, Bylaws, resolution or any agreement of any Employer in effect from time to time.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered as of the day and date first above written.

EMPLOYER:

TRANSNETYX HOLDING CORP.

By:	/s/ Eric Altman
Eric Altman
Chief Financial Officer

TRANSNETYX, INC.

By:	/s/ Eric Altman
Eric Altman
Secretary & Treasurer

HARMONYX DIAGNOSTICS, INC.

By:	/s/ Eric Altman
Eric Altman
Secretary & Treasurer

EXECUTIVE:

/s/ Robert J. Bean
Robert J. Bean

EXHIBIT A

RELEASE

(See attached)

SEVERANCE AND RELEASE AGREEMENT

This Release Agreement (the “Agreement”) is entered into by and between ___________________., a Delaware corporation (the “Company”) and Robert J. Bean (“Employee”) and is dated ___________________, 20____.

WHEREAS, Employee and Company are parties to an employment agreement dated August 12, 2013 (the “Employment Agreement”); and

WHEREAS, Employee’s employment with the Company has terminated and as a result of such termination Company and Employee desire to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, and the mutual agreements, declarations and representations of the parties as set forth in this Agreement, the parties to this Agreement stipulate and agree as follows:

1.              Severance Payments. As consideration for Employee’s signing this Agreement and complying with its terms, and unless the execution hereof by Employee is revoked prior to that time provided for in Paragraph 12 below, the Company will pay Employee those certain severance benefits set forth in the Employment Agreement (the “Severance Benefits”).

2.              Release. Employee, both for himself/herself, and on behalf of his heirs, future heirs, successors, assigns, and personal representatives, agrees to and does hereby unconditionally release, and covenants and agrees not to sue, the Company and its affiliates, and their respective predecessors in interest, past and present executives, officers, directors, governors, successors, employees, agents, insurers, underwriters, reinsurers, legal representatives, and present, past, or future equity owners (each, a “Released Person” and, together, the “Released Persons”) of and from, or in respect to, any and all manner of actions, suits, liens, debts, damages, injuries, claims and demands whatsoever, whether at law or in equity, and whether based on contract, tort, public policy, or a violation of the requirements of any law, statute, rule, ordinance or regulation, and further including without limitation any thereof arising out of, under or in connection with (a) the Employment Agreement, the termination thereof, or the Employee’s engagement by the Company in any capacity prior to the date hereof (b) any federal, state or municipal law or other legal requirement, including, but not limited to, the laws of the State of Tennessee and the State of Delaware, as applicable, (c) any employment discrimination (including on account of age, sex, race, color, religion, national origin, disability, or otherwise), breach of employment agreement or other terms and conditions relating to employment, 42 U.S.C. § 1981-1988; Immigration Reform and Control Act; the Workers Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; breach of public policy, unpaid compensation, humiliation, defamation, wrongful discharge from employment, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §1981 or §2000, Executive Order 11246 and its implementing regulations, the Employment Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and the Age Discrimination in Employment Act of 1967, as amended, (“ADEA”), any state anti-discrimination or human rights statute; any state wage and work hour laws; and (d) without limiting the generality of the foregoing, any claim for wages (including but not limited to past, present and future wage claims, vacation pay, and severance pay), damages, medical expenses, loss of income, health insurance, profit sharing benefits, retirement benefits, worker’s compensation benefits, social security contributions, life insurance benefits, liquidated damages, punitive damages, compensatory damages, attorneys’ fees, penalties, interest, costs, reinstatement of or future employment, and any and all other legally recoverable categories of damages which he has ever had, now has or may hereafter have by reason of or growing out of, or in any way directly or indirectly connected with, Employee’s employment by the Company; or because of any matter or thing done, failed to be done, or occurring during his employment with the Company, and/or as a result of his termination of employment therewith. Employee further affirms that he has no known workplace injuries or occupational diseases.

3.             No Retaliation.  Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Company or its officers, including any allegations of corporate fraud. Both parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

4.              No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the severance benefits specified in the Employment Agreement, except for the Employee’s execution of this Severance and Release Agreement and the fulfillment of the promises contained herein.

5.              Non-Disparagement.  Each party agrees to not make any statements, or take any actions, at any time, whether now, or in the future, that can be construed by a reasonable person to be in any way derogatory, disparaging or negative about the other party, its related entities, affiliates, successors, assigns, associates, officers, directors, managers, members and agents thereof, both individually and in their official capacities.  It is understood and agreed that this provision is not to be construed as preventing or restricting either party from providing truthful information and testimony in any investigation or legal proceeding in which it is required by law to participate.

6.              Confidentiality.  Employee will hold in strict confidence and will not disclose or use any confidential or proprietary information belonging to a Released Person, unless such Released Person expressly authorizes such disclosure in writing, and Employee recognizes that all such confidential and proprietary information is the sole property of such Released Person and its successors and assigns. Additionally, Employee will hold in strict confidence and will not disclose to anyone except family members and legal and financial advisors the terms of this Severance Agreement.

7.              Applicable Law.  This Agreement shall be governed by and interpreted pursuant to the laws of the State of Tennessee, without regards to its provisions regarding conflicts of laws. Subject to Section 12 below, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be instituted in the United States District Court for the Western District of Tennessee, or if such court does not possess subject matter jurisdiction, of any type, or will not accept jurisdiction, in any court of general jurisdiction in Shelby County, Tennessee; (ii) consents and submits to the exclusive jurisdiction of such foregoing courts in any such suit, action or proceeding; (iii) consents to personal jurisdiction in such courts (iv) waives any objection which it may have to laying of venue of any such suit, action or proceeding in said courts; and (v) waives any claim or defense of inconvenient forum.

8.              Binding Effect; Benefits. This Agreement shall inure to the benefit of the parties and each of their respective successors and assigns. This Agreement shall be binding upon the parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any other Person any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.              Severability.  Should any of the provisions of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement; provided, however, that if the release contained in Section 2 be declared invalid or become invalid because Employee timely revokes this Agreement, then the entire Agreement shall be invalid, and any consideration paid to Employee hereunder shall be immediately due and payable to the Company.

10.            Entire Agreement.  This Agreement sets forth the entire agreement among the parties hereto, and fully supersedes any and all prior agreements and understandings between the parties hereto pertaining to the subject matter hereof. This Agreement shall not be modified or amended except by a writing signed by all parties.

11.            Non-Admission.  It is understood and agreed that this Agreement is not to be construed as an admission of any wrongdoing or any liability on the part of any party and that any such wrongdoing or liability is expressly denied.

12.            Arbitration.  In the event a dispute arises hereunder the parties agree that such dispute shall be promptly submitted to arbitration in Shelby County, Tennessee, by a single arbitrator in accordance with the rules of the American Arbitration Association.  If the parties are unable to agree upon the arbitrator then each party shall choose a qualified arbitrator and the two chosen arbitrators shall choose a third qualified arbitrator and the third qualified arbitrator shall hear and decide the issues.  The decision of the arbitrator shall be final and binding upon the parties.  The cost of arbitration (other than attorney’s fees) shall be shared equally by the parties, provided, however, that in the event the arbitrator determines that a party has acted arbitrarily or in bad faith, the arbitrator shall have the authority to assess all costs of arbitration against that party.  Notwithstanding anything contained herein to the contrary, to the extent either party seeks injunctive relief as provided herein, then the party may seek such relief in a court of competent jurisdiction in Shelby County, Tennessee, and the parties hereby consent to the jurisdiction of such courts.

13.           NOTICE OF RIGHT OF REVOCATION. BECAUSE THIS AGREEMENT INCLUDES A RELEASE AND WAIVER OF EMPLOYEE’S RIGHT TO FILE OR OBTAIN RELIEF IN COURT AS TO CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, HIS SIGNATURE BELOW ACKNOWLEDGES THAT HE CONFIRMS, UNDERSTANDS AND AGREES TO THE TERMS AND CONDITIONS OF THIS AGREEMENT; THAT THESE TERMS ARE WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY HIM; AND THAT HE HAS BEEN FULLY ADVISED OF HIS RIGHT TO SEEK THE ADVICE AND ASSISTANCE OF CONSULTANTS, INCLUDING AN ATTORNEY, TO REVIEW THIS AGREEMENT.

(A)          EMPLOYEE UNDERSTANDS THAT HE HAS, BY THIS AGREEMENT, BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING. EMPLOYEE ALSO UNDERSTANDS THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER WHETHER TO SIGN THIS AGREEMENT. BY SIGNING THIS AGREEMENT ON THE DATE SHOWN BELOW, EMPLOYEE VOLUNTARILY ELECTS TO FOREGO WAITING TWENTY-ONE (21) DAYS TO SIGN THIS AGREEMENT. EMPLOYEE AGREES THAT ANY CHANGE, MATERIAL OR IMMATERIAL, TO THE TERMS OF THIS AGREEMENT DOES NOT RESTART THE RUNNING OF THE 21-DAY PERIOD.

(B)          EMPLOYEE UNDERSTANDS THAT HE WILL BE GIVEN SEVEN (7) FULL DAYS TO REVOKE THIS AGREEMENT AFTER SIGNING AND THAT THIS AGREEMENT WILL NOT BECOME EFFECTIVE UNTIL THE END OF THE SEVENTH DAY FOLLOWING THE SIGNING OF THIS AGREEMENT PROVIDED IT HAS NOT BEEN PREVIOUSLY REVOKED. ANY NOTICE OF REVOCATION OF THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS GIVEN IN WRITING AND RECEIVED WITHIN THE SPECIFIED SEVEN (7) DAY PERIOD BY COMPANY SECRETARY, 8110 CORDOVA ROAD, SUITE 119, CORDOVA, TENNESSEE 38016.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE COMPANY.

The parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

EMPLOYEE

Signed:	Signed:
Name:	Name:
Date:	Title:
Date: